EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

TransAtlantic Petroleum Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-162814) on Form S-8 of TransAtlantic Petroleum Ltd. (the Company) of our reports dated March 13, 2014, with respect to the consolidated balance sheets of TransAtlantic Petroleum Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income (loss), equity, and cash flows for the two-year period ended December 31, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 Annual Report on Form 10-K of TransAtlantic Petroleum Ltd.

Our report dated March 13, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses were identified and included in management’s assessment in Item 9A of the Company’s December 31, 2013 Annual Report on Form 10-K:

•	The Company has not designed and implemented effective internal controls over remeasurement and translation of its foreign subsidiaries’ account balances.
•	The Company has not designed and implemented effective internal controls that sufficiently consider all information necessary to ensure proper classification and presentation within its consolidated financial statements.

/s/ KPMG LLP

Dallas, Texas

March 13, 2014